Exhibit 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is entered into as of November 19, 2019 by and between MoneyLion Inc., a Delaware corporation, with its principal place of business at 30 West 21st Street, 9th Floor, New York City, New York, and Diwakar Choubey ("Executive”). Company and Executive shall sometimes be referred to individually as the "Party" or collectively as the "Parties."

RECITALS

WHEREAS, the Company desires to retain Executive as an employee to provide services to the Company, and wishes to provide Executive with certain compensation and benefits in return for Executive's services;

WHEREAS, Executive desires to be employed by the Company and provide such services to the Company as an Executive in return for certain compensation and benefits;

WHEREAS, this Agreement amends, restates, supersedes and otherwise replaces any existing employment agreement, whether written or oral, currently in existence between the Company and Executive, and provides benefits to Executive that Executive is not currently, and would not otherwise be, entitled to without this Agreement; and

WHEREAS, the Company and Executive wish to set forth in this Agreement the terms and conditions under which Executive will be employed by Company.

TERMS

NOW, THEREFORE, incorporating herein by reference the foregoing Recitals and in consideration of Executive's employment with Company and of the mutual covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. employment.

The Company hereby agrees to employ Executive, and Executive hereby accepts such employment, on the terms and conditions set forth herein.

1.1 Term. This Agreement is effective on and from November 19, 2019 (the "Effective Date") and will continue for an initial period of two years (the "Initial Term"). Thereafter, this Agreement will automatically renew upon the same terms and conditions set forth below for successive one year terms (the "Term") unless either Party provides six months' prior notice to the other Party of intent not to renew the Agreement.

1.2 Position and Duties. Executive shall be employed in the position of Chief Executive Officer of the Company ("CEO"). Executive shall report directly to the Board of Directors ("BoD"), and shall have the duties and responsibilities commensurate with such position and such other duties and responsibilities not inconsistent with the performance of his duties as CEO and as the BoD shall direct.

The services to be rendered by Executive shall include such services as are customarily rendered by persons engaged in the same capacity or in a similar capacity in the Company's industry, pursuant to the terms and conditions set forth in this Agreement. Executive acknowledges and agrees that in Executive's capacity as an officer of the Company, Executive owes fiduciary duties to the Company and any of their affiliated companies in accordance with applicable law.

1.3 Exclusive Services. During the Term, Executive will devote substantially his full business time and attention to the performance of his duties for the Company and will not engage in any other business activity (whether for compensation or otherwise) without the prior written consent of the BoD. Notwithstanding anything herein to the contrary, this Agreement shall not be interpreted to prohibit the Executive from serving in charitable and civic positions or on corporate boards and committees of for-profit companies, in each case with the prior written consent of the Board of Directors, which consent shall not be unreasonably withheld if those activities do not materially interfere with the services required under this Agreement.

1.4 Executive’s Principal Place of Employment. The location of the Executive's principal place of employment shall be at the Company's headquarters in New York City, New York. In addition, Executive shall be expected to travel to other locations where the Company does business.

1.5 Executive’s Representations. With respect to performing the services, Executive represents and warrants that he has no rights, duties or obligations and is not subject to any restrictions under any prior agreement with any previous employer or other person or entity which prohibits him from performing the services called for hereunder. Executive also represents and warrants to the Company that the execution of this Agreement by Executive and his employment by the Company and the performance of his duties hereunder do not and will not violate or constitute a breach of any agreement, including any non-competition agreement, invention or secrecy agreement, with any previous employer or any other person or entity, and will not violate any injunction or other equitable order entered against his. Executive further represents that she is not currently a party to any lawsuit, administrative proceeding, arbitration or other legal dispute with any previous employer or any other person or entity, and if she has been a party to a lawsuit, administrative proceeding, arbitration or other legal dispute with any previous employer or any other person, she has provided the Company with copies of any judgments or orders entered in connection therewith. Executive agrees to promptly notify the Company immediately if any such conflicts occur in the future.

Executive further specifically represents to the Company that she has not brought to (and will not bring to) the Company, nor does she use any materials or documents (whether or not of a confidential nature) of any previous employer or other person or entity. The provisions of this section shall survive the termination of Executive's employment with the Company.

1.6 Executive Indemnification. Executive agrees to indemnify, defend and hold harmless the Company and its successors and assigns from and against any claims, demands and causes of action made against the Company and any liability, judgments, deficiencies, damages, costs and expenses (including without limitation costs of suit, reasonable attorneys' fees, consulting fees and experts' fees) incurred or suffered by the Company referring or relating to: (a) Executive's prior employment(s); (b) alleged use or use by Executive of another's confidential information; (c) any duties or any obligations owed by Executive to any prior employers; (d) any alleged or actual breach by Executive of any agreements relating to confidential information; or (e) any breach of or failure by Executive to perform any warranties, covenants or agreements contained in this Agreement. The provisions of this section for indemnity shall survive the termination of Executive's employment with the Company.

2. compensation and benefits.

2.1 Salary. The Company shall pay Executive as compensation for his services hereunder a base salary at the annualized rate of $400,000 (the "Base Salary"), less applicable withholdings, which amount shall be paid in accordance with the Company's regular payroll practices. Executive's Base Salary shall be reviewed periodically and may be increased by an amount determined by the Company, in its sole and absolute discretion. Notwithstanding the foregoing, the Company may reduce Executive's salary if it is part of a management-wide reduction in salaries in which Executive's salary is not reduced a disproportionately greater percentage.

2.2 Incentive Stock Options. Subject to the approval of the of the Compensation Committee of the Company's Board of Directors, Executive will be awarded Incentive Stock Options (ISOs) on a discretionary basis. The details of the ISOs will follow in a separate document.

2.3 Discretionary Bonus. With respect to each fiscal year during the Term, beginning in the 2019 fiscal year, which ends on December 31, 2019, Executive will be eligible to earn a discretionary bonus ("Discretionary Bonus"). In all instances, following the close of each fiscal year, the actual amount of the Discretionary Bonus, if any, shall be determined by the BoD and Compensation Committee, in their sole and absolute discretion, and may be based on, among other things, the portion of the fiscal year falling in the Term, Executive's overall performance, and the performance of the Company. No Discretionary Bonus shall be earned until the BoD and Compensation Committee determine the amount thereof, if any, and communicates the same in writing to Executive. No amount of the Discretionary Bonus is guaranteed and Executive must be an employee of the Company in good standing on the Discretionary Bonus payment date to be eligible to receive a Discretionary Bonus and only absent an issue of solvency and/or a material adverse effect on the U.S. business; e.g. a material regulatory compliance breach/material customer data breach/material brand impact, or similar event.

Notwithstanding the foregoing, per Section 3.7.3 in the event Executive is terminated without Cause or terminates for Good Reason (as those terms are defined below), or per Section 3.7.4 in the event Executive is terminated due to a Change in Control (as that term is defined below), prior to the payment date of the Discretionary Bonus, Executive will still be eligible to earn the Discretionary Bonus, if any.

Executive shall not receive any Discretionary Bonus: (a) for any fiscal year in which Executive does not work for the Company, regardless of the reason(s) for Executive's termination; (b) if Executive is terminated for Cause; (c) if Executive terminates without Good Reason; or (d) because of Executive's death, as those terms are defined or referenced in this Agreement.

2.4 Benefit Plans. Executive shall be eligible for Company benefits in accordance with Company policy.

3. termination of employment.

The Parties acknowledge that Executive's employment relationship with the Company is at-will, subject to the following terms and conditions.

3.1 Termination By The Company For Cause. Notwithstanding any other provision of this Agreement, Executive's employment under this Agreement may be terminated at any time by the Company for Cause (as defined below in Section 3.6.1) by delivery of written notice to Executive. Any such notice of termination shall effect termination as of the elate the written notice is delivered, or as of such later date as specified in the notice. All outstanding equity awards shall cease to vest.

3.2 Resignation by Executive. Notwithstanding any other provision of this Agreement, Executive may resign from his employment under this Agreement without Good Reason by delivery of written notice to the Company. Any such notice o resignation shall effect termination three months after Executive gives written notice to the Company of Executive's resignation; provided that the Company may set a termination date at any time between the date of notice and the stated effective date of resignation, in which case Executive's resignation shall be effective as of, and the date of termination of employment shall be, the date determined by the Company provided further that Executive shall continue to be paid Base Salary and benefits, less applicable withholdings, which amounts shall be paid in accordance with the Company's regular payroll practices for the entire six month period. The Company shall also have the right during the period between the date of the notice and the stated effective date of resignation, or any part of that period, to place Executive on leave, paying Base Salary and benefits to which Executive is entitled as set forth above, less applicable withholdings, which amounts shall be paid in accordance with the Company's regular payroll practices. During this leave period, Executive is not to visit the Company premises or conduct any business on behalf of Company unless at the written request of the Company. For avoidance of doubt, in the event that the Company so shortens the time period between the date Executive gives written notice of Executive's resignation and the effective date of Executive's resignation, this shall not be construed as a termination by the Company without Cause. All vested equity shall be handled in accordance with the applicable incentive plans and award agreements.

3.3 Termination by the company without Cause or by Executive for Good Reason. Notwithstanding any other provision of this Agreement, Executive's employment under this Agreement may be terminated either (i) by the Company without Cause (which shall not include the expiration of this Agreement, including by Nonrenewal and other than in Connection with a Change of Control) by delivery of written notice to Executive or (ii) by Executive for Good Reason, as defined below in Section 3.6.3, (which shall not include the expiration of this Agreement, including by Nonrenewal), at any time. A termination without Cause shall be effective on the date Executive is so informed, or as otherwise specified by the Company. A termination for Good Reason shall be effective on the date the Company receives a Good Reason Final Termination Notice from Executive.

3.4 Termination for Death or Complete Disability. Executive’s employment with the Company shall automatically terminate effective upon the date of Executive's Death or Disability (as defined below in Section 3.6.2). In the event of Disability, Executive shall be eligible for benefits under the Company's long-term disability insurance coverage, if any .. All outstanding equity awards shall cease to vest. All vested equity shall be handled in accordance with the applicable incentive plans and award agreements. Any equity awards that are not vested as of Executive's Termination Date will be cancelled immediately.

3.5 Termination Without Good Cause Following Change of Control. If at any time during the Term of this Agreement there is a Change in Control of the Company, as defined below in Section 3.6.4, the Company or is successor may elect to terminate Executive's employment by delivery of written notice to Executive. A termination following a Change of Control shall be effective on the date Executive is so informed.

3.6 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

3.6.1 Cause. Cause shall mean the occurrence of any of the following events, as determined by the Board of Directors:

(a) Executive’s conviction by, or entry of a plea of guilty or nolo contendere, in a court of competent and final jurisdiction for any crime involving moral turpitude, any felony offense, or which could have a material adverse impact on the business operations or financial or other condition of the Company, or which has resulted in imprisonment;

(b) Executive's breach of any of the terms and conditions of the Confidentiality and Assignment of Inventions Agreement attached hereto as Exhibit 1 or the IP Assignment Agreement (Exhibit 2) and discussed below in Section 4;

(c) Executive's fraud, embezzlement or willful misconduct injurious to the Company;

(d) Executive's continuing repeated, intentional or willful failure or refusal to perform Executive's duties and responsibilities as required by this Agreement, including but without limitation, Executive's inability to perform Executive's duties hereunder as a result of chronic alcoholism or drug addiction and/or as a result of Executive's intentional or willful failure to comply with any laws, rules, or regulations of an governmental entity applicable to Executive's employment by the Company;

(e) Executive's gross misconduct, gross negligence, material violation of any fiduciary duty or duty of loyalty to the Company, or Executive's intentional or willful breach of any material provision of this Agreement;

(f) Executive's intentional commission of any act which could be materially detrimental to Company's business or goodwill or willful act or omission which is materially injurious to the financial condition or business reputation of the Company; or

(g) Executive's failure to fully cooperate in any Company investigation or violation of a Company written policy and/or procedure, including, but not limited to, policies and procedures pertaining to prevention of harassment, discrimination, bullying, abusive conduct, and workplace violence.

3.6.2 Disability. Executive shall be determined to be disabled if, as a result of a physical or mental illness or injury, a physician selected by the Company determines that Executive’s incapacity constitutes a disability for purposes of the Company's long-term disability insurance coverage, if any; or in the event the Company does not have a long-term disability policy, "Disability" shall mean any physical or mental disability that prevents or is objectively expected to prevent Executive from substantial performance of Executive's duties, with or without an accommodation. For purposes of this Section, at the Company's request, Executive agrees to make himself available and to cooperate in a reasonable examination by such independent physician. A termination of Executive's employment by the Company for Disability shall be communicated to Executive by written notice, and shall be effective as stated therein.

3.6.3 Good Reason. "Good Reason" means the occurrence of any of the following events without Executive's prior written consent:

(a) The assignment to Executive of duties materially inconsistent with his position or a materially adverse alteration in the nature of Executive's duties and/or responsibilities, titles or authority; or

(b) Commencement of any case under Title 11 of the United States Code or any other bankruptcy, reorganization, receivership, custodianship, or similar proceeding under any state or federal law by or against Company and, with respect to any such case or proceeding that is involuntary, such case or proceeding is not dismissed within ninety (90) days of the filing thereof; or

(c) Company's breach of any material terms and conditions of this Agreement.

Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless Executive gives the Company written notice within 30 days after the occurrence of the event which Executive believes constitutes the basis for Good Reason, specifying the particular act or failure to act which Executive believes constitutes the basis for Good Reason. If the Company fails to cure such act or failure to act within 30 days after receipt of such notice, Executive may terminate his employment for Good Reason within ten days of the expiration of such 30 day Company cure period by written notice to the Company (a "Good Reason Termination Final Notice").

3.6.4 Change in Control. For purposes of this Agreement, a "Change in Control" shall occur or be deemed to occur upon a merger, acquisition, affiliation or sale of at least 51 % of the Company's assets, but only if 50% or more of the members of the Board of Directors of the resulting organization acquiring at least 51 % of the Company's assets were not members of the Company's Board of Directors immediately prior to such merger, acquisition, affiliation or sale.

3.7 Compensation Upon Termination.

3.7.1 If the Executive's employment is terminated under this Agreement for any of the reasons described in this Section 3, Executive or his estate shall be entitled to receive (a) any accrued but unpaid Base Salary up to the effective date of termination, (b) any benefits under any plans of the Company in which Executive is a participant to the full extent Executive is entitled to receive such benefits at the time of his death or termination of employment, and (c) any unreimbursed business expenses incurred by Executive in connection with his duties hereunder for which Executive is entitled to reimbursement, all to the date of termination. Except as set forth below, Executive shall not be entitled to any other compensation or reimbursement of any kind.

3.7.2 Additionally, in the event of a termination of employment under Section 3.3 above on or after six consecutive months of continuous employment (Executive is not on any type of a leave of absence) from the Effective Date, subject to Executive furnishing to the Company an executed waiver and general release of any and all known and unknown claims, in the form attached hereto as Exhibit 3 (the "Release") within 60 days following Executive's "separation from service" (as defined under Treasury Regulation Section 1.409A-1 (h) and without regard to any alternate definition thereunder) (a "Separation from Service"), and not revoking the Release as described in therein, then: (a) Executive shall be entitled to continuation of Executive's Base Salary (at the annual Base Salary rate in effect at the time of termination and subject to standard payroll deductions and withholdings) for a period of six months following the termination date (the "Severance Period"); provided, however, that any payments otherwise scheduled to be made prior to the effective date of the Release (namely, the date it can no longer be revoked) shall accrue and be paid in the first payroll date that follows such effective date with subsequent payments occurring on each subsequent Company payroll date, (b), subject to Executive's timely election to exercise Executive's rights under federal law (29 U.S.C. § 1161 et seq. (commonly known as "COBRA"), the Company shall pay, or reimburse Executive for, the cost of continued participation in the Company's group medical and/or dental plans which cover Executive (and eligible dependents) pursuant to COBRA, but only for the portion of the premiums equal to the portion being paid by the Company for Executive as of immediately prior to the termination date from the date of employment termination through the earliest of (i) the last day of the month which falls six months from the effective date of termination, (ii) the date Executive is no longer eligible for COBRA, or (iii) the date that Executive first becomes eligible for comparable health care or dental care coverage, as applicable, pursuant to the health and dental care plan of a new employer; provided, however, that any such payments or reimbursements otherwise scheduled to be made prior to the effective date of the Release (namely, the date it can no longer be revoked) shall accrue and be paid in the first payroll date that follows such effective date; (c) a Discretionary Bonus, if any, if the Boo and Compensation Committee in their sole discretion decide to award a Discretionary Bonus; and (d) notwithstanding any provision to the contrary in the Company's Stock Option Plan (or a successor plan) all shares held by the Executive at the time of his termination date that would have vested through the end of the 12-month period following the Executive's termination date shall immediately vest in full and/or become immediately exercisable or payable on the Executive's termination.

Notwithstanding anything to the contrary in this Agreement, if the period during which Executive may sign the Release begins in one calendar year and ends in another, then any severance pay and any COBRA premium payment (collectively "Severance Payment") or reimbursement benefits shall accrue and be paid in the calendar year that follows such Separation from Service.

The payments required to be made under Section 3.7.2 shall be reduced by the amount of any severance pay due or otherwise paid to Executive pursuant to any severance pay plan of the Company to the extent permissible under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations and other guidance issued thereunder and any state law of similar effect (collectively, "Section 409A").

Notwithstanding anything contained in this Agreement to the contrary, the obligation to make the addition payments described in this section shall cease immediately in the event of a breach of the Confidentiality and Assignment of Inventions Agreement (Exhibit 1), the IP Assignment Agreement (Exhibit 2), as discussed below in Section 4 or the Stock Option Program; provided, that nothing in this Agreement shall be construed to affect Executive's right to receive continuation of group health plan benefits under COBRA to the extent authorized and in accordance with federal law at Executive's own cost.

3.7.3 Additionally, in the event of a termination of employment under Section 3.5 above, within 12 months after a Change in Control, subject to Executive furnishing to the Company an executed waiver and general release of any and all known and unknown claims, in the form attached hereto as Exhibit 3 (the "Release") within 60 days following Executive's "separation from service" ( as defined under Treasury Regulation Section 1.409A-1 (h) and without regard to any alternate definition thereunder) (a "Separation from Service"), and not revoking the Release as described in therein, then: (a) Executive shall be entitled to continuation of Executive's Base Salary (at the annual Base Salary rate in effect at the time of termination and subject to standard payroll deductions and withholdings) for a period of 12 months following the termination date (the "Severance Period"); provided, however, that any payments otherwise scheduled to be made prior to the effective date of the Release (namely, the date it can no longer be revoked) shall accrue and be paid in the first payroll date that follows such effective date with subsequent payments occurring on each subsequent Company payroll date, (b), subject to Executive's timely election to exercise Executive's rights under federal law (29 U.S.C. § 1161 et seq. (commonly known as "COBRA"), the Company shall pay, or reimburse Executive for, the cost of continued participation in the Company's group medical and/or dental plans which cover Executive (and eligible dependents) pursuant to COBRA, but only for the portion of the premiums equal to the portion being paid by the Company for Executive as of immediately prior to the termination date from the date of employment termination through the earliest of (i) the last day of the month which falls 12 months from the effective date of termination, (ii) the date Executive is no longer eligible for COBRA, or (iii) the date that Executive first becomes eligible for comparable health care or dental care coverage, as applicable, pursuant to the health and dental care plan of a new employer; provided, however, that any such payments or reimbursements otherwise scheduled to be made prior to the effective date of the Release (namely, the date it can no longer be revoked) shall accrue and be paid in the first payroll date that follows such effective date; (c) a Discretionary Bonus, if any, if BoD and Compensation Committee in their sole discretion decide to award a Discretionary Bonus; and (d) notwithstanding any provision to the contrary in the Company's Stock Option Plan (or a successor plan) all shares held by the Executive at the time of his termination date shall immediately vest in full and/or become immediately exercisable or payable on the Executive's termination date.

Notwithstanding anything to the contrary in this Agreement, if the period during which Executive may sign the Release begins in one calendar year and ends in another, then any severance pay and any COBRA premium payment (collectively "Severance Payment") or reimbursement benefits shall accrue and be paid in the calendar year that follows such Separation from Service.

The payments required to be made under Section 3.7.3 shall be reduced by the amount of any severance pay due or otherwise paid to Executive pursuant to any severance pay plan of the Company to the extent permissible under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations and other guidance issued thereunder and any state law of similar effect (collectively, "Section 409A").

Notwithstanding anything contained in this Agreement to the contrary, the obligation to make the addition payments described in this section shall cease immediately in the event of a breach of the Confidentiality and Assignment of Inventions Agreement (Exhibit 1) or IP Assignment Agreement (Exhibit 2), as discussed below in Section 4 or the Stock Option Program; provided, that nothing in this Agreement shall be construed to affect Executive's right to receive continuation of group health plan benefits under COBRA to the extent authorized and in accordance with federal law at Executive's own cost.

3.8 Application of Internal Revenue Code Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the "Benefits") that constitute "deferred compensation" within the meaning of Section 409A shall not commence in connection with Executive's termination of employment unless and until Executive has also incurred a Separation from Service, unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A. It is intended that each installment of the Benefits payments provided for in this Agreement is a separate "payment" for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that the Benefits payments set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that the Benefits constitute "deferred compensation" under Section 409A and Executive is, on the termination of service, a "specified employee" of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Benefits payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive's Separation from Service, or (ii) the date of Executive's death (such applicable date, the "Specified Employee Initial Payment Date"), the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Benefits payments that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Benefits had not been so delayed pursuant to this Section and (B) commence paying the balance of the Benefits in accordance with the applicable payment schedules set forth in this Agreement. While it is intended that all payments and benefits provided under this Agreement or otherwise to Executive will be exempt from or comply with Section 409A, the Company makes no representation or covenant to ensure that any such payments or benefits are exempt from or compliant with Section 409A. The Company will have no liability to Executive or any other party if a payment or benefit under this Agreement is challenged by any taxing authority or is ultimately determined not to be exempt or compliant. Executive further understands and agrees that Executive will be entirely responsible for any and all taxes on any payments and benefits provided to Executive as a result of this Agreement. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Executive's lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

3.9 No Further Obligations. Except as set forth above, the Company shall have no further obligations to Executive under this Agreement, except as otherwise provided by law or under any benefit plan then in effect in which Executive participates and then only in accordance with such benefit plan.

3.10 Return of Property. Upon termination of employment for any reason, Executive shall immediately return to the Company without condition all files, records, keys, and other property of the Company.

4. confidentiality and intellectual property agreements.

The Executive acknowledges, understands, and agrees that the Executive's employment with the Company is subject to and conditioned upon the Executive's execution of the Confidentiality and Assignment of Inventions Agreement, attached hereto as Exhibit 1 and the IP Assignment Agreement, attached hereto as Exhibit 2, the terms of which are incorporated herein by reference. The Executive also acknowledges, understands, and agrees that the terms and conditions of these two agreements shall survive the termination of this Agreement.

5. dispute resolution.

5.1 Arbitration. Any and all disputes, claims or controversies ("Claims") arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity hereof, or the Executive's employment or its termination, that the Company may have against Executive or that Executive may have against (a) the Company (b) its officers, directors, shareholders, employees or agents, (c) the Company's affiliated entities, and/or (d) all successors past, present or future, and assigns of any of them, shall be resolved by binding arbitration as set forth herein.

The Claims to be arbitrated include, but are not limited to: claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims; claims for unlawful discrimination or unlawful harassment (including, but not limited to, race, sex, sexual orientation, religion, national origin, age, marital status, physical or mental disability or handicap, or medical condition, pregnancy or pregnancy related condition, or any other condition against which discrimination is unlawful under federal, state, or local law, ordinance, or regulation); claims for benefits (except claims under an executive benefit or pension plan that either specifies that its claims procedure shall culminate in an arbitration procedure different from this one, or is underwritten by a commercial insurer which decides claims); and claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance. Nothing in this Agreement shall be construed as precluding the Executive from filing a: (i) claim for workers' compensation or unemployment compensation benefits; and (ii) claim with the Equal Employment Opportunity Commission, or similar fair employment practices agency in New York, or an administrative charge within the jurisdiction of the National Labor Relations Board, or the New York Labor Department; however, any such administrative claim that cannot be resolved administratively through such an agency shall be subject to this Agreement.

Except as otherwise provided herein, arbitration shall be governed by and proceed in accordance with and be subject to the provisions of the Federal Arbitration Act ("FAA"). However, to the extent that the FAA is inapplicable or held not to require arbitration of a particular Claim or Claims, the New York Arbitration Act (NY CLS CPLR §§ 7501, et seq.) or any successor or replacement statute(s), shall apply.

Except as otherwise provided herein, the arbitration shall be commenced and conducted in accordance with the Employment Arbitration Rules & Mediation Procedures of JAMS as in effect at the time of commencement of the Arbitration ("JAMS Rules") https://www.jamsadr.com/rules-employment-arbitration/english. Any arbitration shall be held in New York City, New York. The exact time and location of the arbitration proceeding will be determined by the arbitrator. The parties shall jointly select one arbitrator from the JAMS panel of arbitrators who shall be either a retired judge or an attorney who is experienced in the area of dispute.

Any demand for arbitration shall be in writing and must be made within a reasonable time after the claim, dispute, or other matter in question has arisen. In no event shall the demand for arbitration be made after the date that institution of legal or equitable proceedings based upon such claim, dispute or other matter would be barred by the applicable statute of limitations.

The arbitrator shall apply the law of the state of New York or federal law, or both, as applicable to the issues asserted and shall be without jurisdiction to apply any different substantive law. The arbitrator shall hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person, as the arbitrator deems advisable. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under New York law. The arbitrator may issue orders to protect the confidentiality of proprietary information, trade secrets or other sensitive information.

Although conformity to legal rules of evidence shall not be necessary, the arbitrator shall determine the admissibility, relevance, and materiality of the evidence offered and may exclude evidence deemed by the arbitrator to be cumulative or irrelevant, and shall take into account applicable principles of legal privilege, such as those involving the confidentiality of communications between a lawyer and client.

The arbitrator shall render an award and a written opinion, which will consist of a written statement signed by the arbitrator regarding the disposition of each Claim and the relief, if any, as to each Claim and also contain a concise written statement of the reasons for the award, stating the essential findings and conclusions of law upon which the award is based, no later than thirty days from the date the arbitration hearing concludes or the post hearing briefs (if requested) are received, whichever is later. The award of the arbitrator, which may include equitable relief, shall be final and binding upon the parties and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. Either party may bring an action in any court of competent jurisdiction to compel arbitration and to enforce an arbitration award.

5.2 Mediation. The Parties agree that any and all Claims subject to arbitration as described in Section 5.1 of this Agreement, shall be first submitted to JAMS, or its successor, for mediation in New York City, New York, and if the matter is not resolved through mediation, then it shall be submitted to JAMS, or its successor, for final and binding arbitration pursuant to the arbitration clause set forth in Section 5.1 above. Either Party may commence mediation by providing to JAMS and the other Party a written request for mediation, setting forth the subject of the dispute and the relief requested. The Parties will cooperate with JAMS and with one another in selecting a mediator from JAMS' panel of neutrals, and in scheduling the mediation proceedings as soon as possible. The Parties covenant that they will participate in the mediation in good faith. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the Parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either Party may initiate arbitration with respect to the matters submitted to mediation by filing a written demand for arbitration at any time following the initial mediation session. The mediation may continue after the commencement of arbitration if the Parties so desire. Unless otherwise agreed by the Parties, the mediator shall be disqualified from serving as arbitrator in the case. The provisions of this clause may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys' fees, to be paid l:Sy the Party against whom enforcement is ordered.

5.3 Mediation and arbitration Costs. The Party initiating the mediation and arbitration will be responsible for paying the initial filing fees with JAMS. The fees of the arbitrator and costs of the mediation and arbitration (except the initial filing fee) shall be borne equally by the Parties. Each Party shall pay for its own costs and attorneys' fees, if any.

5.4 Exclusive Remedy. Except as set forth in Section 5.5 below, the Parties understand and agree that the mediation and arbitration provisions of this Agreement shall provide each Party with its/his exclusive remedy with respect to this Agreement, and each Party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By electing arbitration as the means for final settlement of all claims, the Parties hereby waive their respective rights to, and agree not to, sue each other in any action in a federal, state or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The Parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

5.5 Equitable Relief. Notwithstanding the above, either Party may file a request with a court of competent jurisdiction for equitable relief and expedited discovery, including but not limited to injunctive relief, pending resolution of any Claim through the arbitration procedure set forth herein; provided, however, in such cases the merits of the Claims will be decided by the Arbitrator, who will have the same ability to order legal or equitable remedies as a court of general jurisdiction.

6. other terms and conditions.

6.2 Entire Agreement; Modification. This Agreement, the Stock Option Program, and attached Confidentiality and Assignment of Inventions Agreement and IP Agreement set forth the entire understanding and agreement of the Parties with respect to the subject matter hereof and thereof, supersede all existing agreements, arrangements or understandings, whether oral or written, between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

6.3 Assignment. This Agreement and all rights hereunder are personal to the Executive and may not be assigned by Executive, nor may any of Executive's duties hereunder be delegated at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets; provided, however, that any such assignee expressly assumes the Company's obligations hereunder. Subject to the foregoing, this Agreement shall inure to the benefit of, and be binding upon, the parties and their respective successors and permitted assigns.

6.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of New York without regard to principles of conflicts of law.

6.5 Survival. The covenants, agreements, representations and warranties contained in Sections 1.5 and 1.6 or made by Executive in Sections 4, 5, and 6 hereof shall survive the termination of this Agreement and Executive's employment with the Company.

6.6 Third Party Beneficiaries. Except as expressly provided herein with respect to successors and assigns of the parties, this Agreement does not create, and shall not be construed as creating, any rights enforceable by any person or entity not a party to this Agreement.

6.7 Waiver. The failure of either Party hereto at any time to enforce performance by the other Party of any provision of this Agreement shall in no way affect such Party's rights thereafter to enforce the same, nor shall the waiver by either Party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.

6.8 Section Headings. The headings of the several sections in this Agreement are inserted solely for the convenience of the Parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

6.9 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed effectively given (a) upon personal delivery, (b) on the third day following deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid, or (c) on the next day following deposit with a nationally recognized courier service such as Federal Express) for overnight delivery, addressed to the other Party hereto at such Party's address hereinafter shown below or at such other address as such party may designate by written notice to the other party hereto:

To Executive at:	Diwakar Choubey
260 5th Ave Penthouse
New York, New York 10001

To Company at:	MoneyLion
30 West 21st Street,
9th Floor,
New York City, New York 10010
Attn: The Board of Directors

With a copy to:	Nossaman LLP
18101 Von Karman Avenue, 18th Floor
Irvine, CA 92612
Attn: Veronica M. Gray

6.10 Severability. In the event any one or more of the terms, conditions or provisions contained in this Agreement should be found in a final award or judgment to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining terms, conditions and provisions contained herein shall not in any way be affected or impaired thereby, and this Agreement shall be interpreted and construed as if such term, condition or provision, to the extent the same shall have been held invalid, illegal or unenforceable, bad never been contained herein, provided that such interpretation and construction is consistent with the intent of the parties as expressed in this Agreement. If any term, condition or provision contained in this Agreement shall be determined under applicable law to be overly broad in duration, geographical coverage or substantive scope, such term, condition or provision shall be deemed narrowed to the broadest terms permitted by applicable law.

6.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT, THAT SHE UNDERSTAND ITS TERMS, THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN COMPANY AND EXECUTIVE RELATING TO THE SUBJECTS COVERED IN THE AGREEMENT ARE CONTAINED IN IT, AND THAT EXECUTIVE HAS ENTERED INTO THE AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY COMPANY OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF.

EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT EXECUTIVE IS GIVING UP ANY RIGHT TO A JURY TRIAL.

Executive initials:	/s/ DC

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

COMPANY:	MoneyLion Inc.

	By:	/s/ Diwakar Choubey as President & CEO
The Board of Directors

EXECUTIVE:	/s/ Diwakar Choubey
Diwakar Choubey